Regency Energy Partners Reports Second Quarter Results

Adjusted EBITDA Increased 40% Over Second Quarter of 2009

DALLAS, August 9, 2010 – Regency Energy Partners LP (Nasdaq: RGNC), (“Regency” or the “Partnership”), announced today its financial results for the second quarter ended June 30, 2010.

Regency’s adjusted EBITDA increased 40% to $74 million for the second quarter of 2010, compared to $53 million for the second quarter of 2009.

“The second quarter was marked by solid financial performance and significant acquisition activity that have changed the landscape of our company.  We believe we are moving closer to our goal of reaching investment-grade metrics,” said Byron Kelley, president and chief executive officer of Regency.  “From acquiring additional ownership interest in the Haynesville Joint Venture to expanding our fee-based asset portfolio through the acquisition of 49.9% of the Midcontinent Express Pipeline, we have focused on delivering on all of our business growth objectives.”

“We are well positioned to capitalize on further core asset expansion opportunities as we continue increasing our gathering capacity in the Haynesville and Eagle Ford shales.  In addition, we expect to grow our Contract Compression business over the next year,” Kelley continued. “We believe the future of our company has never been more promising, and that Energy Transfer Equity’s involvement and support will help continue to drive Regency’s growth.”

For the second quarter of 2010, the Partnership recorded a net loss of $10 million, compared to net income of $6 million for the second quarter of 2009.  This variance was primarily attributable to three non-cash items: (1) a $10-million increase in general and administrative expenses primarily due to vesting of outstanding incentive compensation units upon the change in General Partner control from GE Energy Financial Services to Energy Transfer Equity, L.P.; (2) an $8-million decrease in net realized and unrealized gain from derivatives related to a mark-to-market change in the value of commodity derivatives; and (3) a $4-million decrease in other income and deductions, net, primarily related to a non-cash value change associated with the embedded derivative within the Series A Convertible Redeemable Preferred Units.  These items were partially offset by a $14-million increase in income from unconsolidated subsidiaries due to a full quarter’s operation of the Haynesville Expansion Project and the Red River Lateral, Regency’s increased ownership interest in the Haynesville Joint Venture and the acquisition of a 49.9% ownership interest in the Midcontinent Express Pipeline (“MEP Joint Venture”) in May 2010.

REVIEW OF SEGMENT PERFORMANCE

Adjusted total segment margin increased 6% to $99 million for the second quarter of 2010, compared to $93 million for the second quarter of 2009.

Gathering and Processing – The Gathering and Processing segment includes Regency's natural gas processing and treating plants, low-pressure gathering pipelines and NGL pipeline activities.  In addition, Regency reports its producer services revenues in this segment.

Adjusted segment margin for Gathering and Processing, which excludes non-cash hedging gains and losses related to the Gathering and Processing segment, was $61 million for the second quarter of 2010, compared to $56 million for the second quarter of 2009.

Total throughput volumes for the Gathering and Processing segment averaged 1,032,000 MMBtu per day of natural gas, and processed NGLs averaged 28,000 barrels per day for the second quarter of 2010, compared to an average of 985,000 MMBtu per day of natural gas and an average of 22,000 barrels per day for processed NGLs in the second quarter of 2009.

Transportation – The Transportation segment consists of Regency’s 49.99% interest in the Haynesville Joint Venture and its 49.9% interest in the MEP Joint Venture.  Since Regency uses the equity method of accounting for the Haynesville Joint Venture and the MEP Joint Venture, Regency does not record segment margin for the Transportation segment.  Rather, the income attributable to both the Haynesville Joint Venture and the MEP Joint Venture is recorded as income from unconsolidated subsidiaries.

For the second quarter of 2010, Regency reported income from unconsolidated subsidiaries of $16 million, of which $12 million was related to the Haynesville Joint Venture and $4 million was related to the MEP Joint Venture.  For the second quarter of 2009, Regency reported income from unconsolidated subsidiaries of $2 million.  The 2010 increase is primarily due to the completion of the Haynesville Expansion Project and Red River Lateral in January 2010 and the acquisition of an interest in the MEP Joint Venture in May 2010.

For comparison purposes only, Regency is providing operating data and segment information assuming 100% ownership of both joint ventures.

The Haynesville Joint Venture, which consists solely of the Regency Intrastate Gas System (“RIGS”), was previously wholly owned by Regency, and is currently operated by Regency.  The Haynesville Joint Venture’s segment margin increased to $44 million for the second quarter of 2010, compared to $13 million for the second quarter of 2009.  This increase was primarily driven by the completion of the Haynesville Expansion Project and Red River Lateral in January 2010.

Total combined throughput volumes for the Haynesville Joint Venture averaged 1,156,000 MMBtu per day of natural gas for the second quarter of 2010, compared to an average of 745,000 MMBtu per day of natural gas for the second quarter of 2009.

The MEP Joint Venture consists solely of the Midcontinent Express Pipeline, which is operated by Kinder Morgan Energy Partners, L.P., which owns a 50% interest.  The MEP Joint Venture’s segment margin increased to $51 million for the second quarter of 2010, compared to $9 million for the second quarter of 2009.  This increase was primarily driven by the completion of the Midcontinent Express Pipeline in the third quarter of 2009. The MEP Joint Venture’s segment margin for the month of June 2010 was $20 million.

Total combined throughput volumes for the MEP Joint Venture averaged 1,310,000 MMBtu per day of natural gas for the second quarter of 2010, compared to an average of 464,000 MMBtu per day of natural gas for the second quarter of 2009.

Contract Compression – The Contract Compression segment provides turnkey natural gas compression services whereby we guarantee our customers 98% mechanical availability of our compression units for land installations and 96% mechanical availability for over-water installations.

Segment margin for the Contract Compression segment was $38 million for the second quarter of 2010, compared to $36 million for the second quarter of 2009.  Regency’s revenue generating horsepower increased to 790,494 for the second quarter of 2010, compared to 767,060 of revenue generating horsepower for the second quarter of 2009.

Corporate and Others – The Corporate and Others segment is primarily comprised of revenues from the operations of a small interstate pipeline, as well as partial reimbursements of general and administrative costs from the Haynesville Joint Venture.  Segment margin in the Corporate and Others segment increased to $5 million for the second quarter of 2010, compared to $3 million for the second quarter of 2009, primarily due to an increase in the amount of reimbursement of general and administrative costs in 2010.

ORGANIC GROWTH

“I am pleased to announce that our project costs for both the Haynesville and Red River Lateral Expansion Projects were completed nearly $60 million under budget for a total investment of approximately $641 million,” said Kelley.  “In addition, the Logansport Phases I and II Expansion Projects to our Logansport Gathering System in north Louisiana have been completed and are in service.”

In the six months ended June 30, 2010, Regency invested $77 million of growth capital expenditures – exclusive of growth capital related to its joint venture interests – of which approximately $55 million was related to organic growth projects in the Gathering and Processing segment, primarily the Logansport Phases I and II Expansion Projects, and $22 million related to the fabrication of new compressor packages for the Contract Compression segment.

In the six months ended June 30, 2010, Regency invested $20 million and $39 million to fund its proportionate share of growth associated with the Haynesville Joint Venture and MEP Joint Venture, respectively.

Regency is increasing its projected 2010 organic growth capital expenditures from the original budget of $180 million to $245 million. The increase is primarily due to an increase of $35 million related to additional growth in its Contract Compression segment and an increase of $30 million related to additional growth in its Gathering and Processing segment. Regency’s approximately $245 million of projected 2010 organic growth capital expenditures includes approximately $178 million for the Gathering and Processing segment, mostly in north Louisiana and south Texas, $59 million for the Contract Compression segment, and $8 million related to the Corporate and Others segment.  For the second half of 2010, Regency also plans to make investments to fund Regency’s proportionate share of growth associated with the MEP Joint Venture of approximately $47 million.

CASH DISTRIBUTIONS

On July 27, 2010, Regency announced a cash distribution of 44.5 cents per outstanding common unit and Series A Preferred Unit for the second quarter ended June 30, 2010. This distribution is equivalent to $1.78 per outstanding common unit and Series A Preferred Unit on an annual basis and will be paid on August 13, 2010, to unitholders of record at the close of business on August 6, 2010.

In the second quarter of 2010, Regency generated $61 million in cash available for distribution, representing coverage of 1.11 times the amount required to cover its announced distribution to unitholders.

Regency makes distribution determinations based on its cash available for distribution and the perceived sustainability of distribution levels over an extended period.  In addition to considering the cash available for distribution generated during the quarter, Regency takes into account cash reserves established with respect to prior distributions, seasonality of results, and its internal forecasts of adjusted EBITDA and cash available for distribution over an extended period.  Distributions are set by the Board of Directors and are driven by the long-term sustainability of the business.

TELECONFERENCE

Regency Energy Partners will hold a quarterly conference call to discuss second-quarter results on Monday, August 9, 2010 at 10 a.m. Central Time (11 a.m. Eastern Time).

The dial-in number for the call is 1-866-788-0545 in the United States, or +1-857-350-1683 outside the United States, pass code 45530362.  A live webcast of the call can be accessed on the investor information page of Regency Energy Partners’ Web site at www.regencyenergy.com. The call will be available for replay for seven days by dialing 1-888-286-8010 (from outside the U.S., +1-617-801-6888) pass code 78329682.

Regency Energy Services LP plans to announce its third quarter financial results on November 9, 2010.

NON-GAAP FINANCIAL INFORMATION

This press release and the accompanying financial schedules include the non-GAAP financial measures of:

•	EBITDA;
•	adjusted EBITDA;
•	cash available for distribution;
•	segment margin;
•	total segment margin;
•	adjusted segment margin; and
•	adjusted total segment margin.

These financial metrics are key measures of the Partnership’s financial performance.  The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly-comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Our non-GAAP financial measures should not be considered an alternative to, or more meaningful than, net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP as a measure of operating performance, liquidity or ability to service debt obligations.

We define EBITDA as net income (loss) plus interest expense, provision for income taxes and depreciation and amortization expense.

We define adjusted EBITDA as EBITDA plus (minus) non-cash loss (gain) from commodity, interest rate and embedded derivatives, non-cash unit-based compensation, (gain) loss on asset sales, net, other (income) expense, net, and the Partnership’s interest in adjusted EBITDA from unconsolidated subsidiaries less income from unconsolidated subsidiaries.

Adjusted EBITDA is used as a supplemental performance measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

    --  financial performance of our assets without regard to
        financing methods, capital structure or historical cost basis;

    --  the ability of our assets to generate cash sufficient to pay interest costs, support our indebtedness and make cash distributions to our unitholders and general partner;

    --  our operating performance and return on capital as compared to those of other companies in the midstream energy sector,
        without regard to financing methods or capital structure; and

    --  the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment
        opportunities.

Our EBITDA and adjusted EBITDA may not be comparable to a similarly titled measure of another company because other entities may not calculate EBITDA or adjusted EBITDA in the same manner.

We define cash available for distribution as:

•	adjusted EBITDA;
•	minus interest expense, excluding capitalized interest;
•	minus maintenance capital expenditures;
•	plus cash proceeds from asset sales, if any.

Cash available for distribution is used as a supplemental liquidity measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to approximate the amount of operating surplus generated by us during a specific period and to assess our ability to make cash distributions to our unitholders and our general partner. Cash available for distribution is not the same measure as operating surplus or available cash, both of which are defined in our partnership agreement.

We define segment margin, generally, as revenues minus cost of sales.  We calculate our Gathering and Processing segment margin and Corporate and Others segment margin as our revenue generated from operations minus the cost of natural gas and NGLs purchased and other cost of sales, including third-party transportation and processing fees.

Prior to our contribution of RIGS to the Haynesville Joint Venture, we calculated our Transportation segment margin as revenue generated by fee income as well as, in those instances in which we purchased and sold gas for our account, gas sales revenue minus the cost of natural gas that we purchased and transported.  After our contribution of RIGS to the Haynesville Joint Venture, we do not record segment margin for the Transportation segment, which also includes our investment in the MEP Joint Venture, because we record our ownership percentage of the net income in the Haynesville Joint Venture and the MEP Joint Venture as income from an unconsolidated subsidiaries.

We calculate our Contract Compression segment margin as our revenue generated from our contract compression operations minus the direct costs, primarily compressor unit repairs, associated with that revenue.

We calculate total segment margin as the total of segment margin of our four segments, less intersegment eliminations.

We define adjusted segment margin as segment margin adjusted for non-cash gains (losses) from commodity derivatives. We define adjusted total segment margin as total segment margin adjusted for non-cash gains (losses) from commodity derivatives. Our adjusted total segment margin equals the sum of our operating segments’ adjusted segment margins or segment margins, including intersegment eliminations. Adjusted segment margin and adjusted total segment margin are included as a supplemental disclosure because they are primary performance measures used by management as they represent the collection of fixed rate fees and the results of product purchases and sales, key components of our operations.

Our total segment margin and adjusted total segment margin may not be comparable to a similarly titled measure of another company because other entities may not calculate these amounts in the same manner.

For quarterly comparison purposes only we have also used the following non-GAAP financial measures related to the Haynesville Joint Venture and the MEP Joint Venture:

•	Haynesville Joint Venture segment margin;
•	MEP Joint Venture segment margin.

We define the Haynesville Joint Venture’s segment margin as the Haynesville Joint Venture’s revenue minus cost of sales.

We define the MEP Joint Venture’s segment margin as the MEP Joint Venture’s revenue minus cost of sales.

FORWARD LOOKING INFORMATION

Certain matters discussed in this press release include “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Forward-looking statements are identified as any statement that does not relate strictly to historical or current facts.  Statements using words such as “anticipate,” “believe,” “intend,” “project,” “plan,” “expect,” “continue,” “estimate,” “goal,” “forecast,” “may” or similar expressions help identify forward-looking statements.  Although we believe our forward-looking statements are based on reasonable assumptions and current expectations and projections about future events, we cannot give assurances that such expectations will prove to be correct.  Forward-looking statements are subject to a variety of risks, uncertainties and assumptions.  These risks and uncertainties include volatility in the price of oil, natural gas, and natural gas liquids, declines in the credit markets and the availability of credit for the Partnership as well as for producers connected to the Partnership’s system and its customers, the level of creditworthiness of, and performance by the Partnership’s counterparties and customers, the Partnership's ability to access capital to fund organic growth projects and acquisitions, and the Partnership’s ability to obtain debt and equity financing on satisfactory terms, the Partnership's use of derivative financial instruments to hedge commodity and interest rate risks, the amount of collateral required to be posted from time-to-time in the Partnership's transactions, changes in commodity prices, interest rates, and demand for the Partnership's services, changes in laws and regulations impacting the midstream sector of the natural gas industry, weather and other natural phenomena, industry changes including the impact of consolidations and changes in competition, the Partnership's ability to obtain required approvals for construction or modernization of the Partnership's facilities and the timing of production from such facilities, and the effect of accounting pronouncements issued periodically by accounting standard setting boards. Therefore, actual results and outcomes may differ materially from those expressed in such forward-looking information.

In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than the Partnership has described. The Partnership undertakes no obligation to update publicly or to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Regency Energy Partners LP (Nasdaq: RGNC) is a growth-oriented, midstream energy partnership engaged in the gathering, contract compression, processing, marketing and transporting of natural gas and natural gas liquids. Regency's general partner is owned by Energy Transfer Equity, L.P. (NYSE: ETE). For more information, visit the Regency Energy Partners LP Web site at www.regencyenergy.com.

CONTACT:

Investor Relations:

Shannon Ming
Vice President, Investor Relations and Corporate Finance Support
Regency Energy Partners
214-840-5477
IR@regencygas.com

Media Relations:
Lauren Griffin
HCK2 Partners
972-499-6621
lauren.griffin@hck2.com

Consolidated Income Statements

Regency Energy Partners LP
Consolidated Income Statements
($ in thousands)

	Three Months Ended
	June 30, 2010	June 30, 2009
REVENUES
Gas sales, including related party amounts	$137,273	$106,897
NGL sales, including related party amounts	97,799	57,676
Gathering, transportation and other fees, including related party amounts	68,617	69,231
Net realized and unrealized gain from derivatives	93	12,515
Other	10,693	7,223
Total revenues	314,475	253,542

OPERATING COSTS AND EXPENSES
Cost of sales, including related party amounts	221,343	157,347
Operation and maintenance	33,372	31,974
General and administrative, including related party amounts	28,913	14,127
Loss on asset sales, net	29	651
Depreciation and amortization	29,604	26,236
Total operating costs and expenses	313,261	230,335

OPERATING INCOME	1,214	23,207

Income from unconsolidated subsidiaries	16,080	1,587
Interest expense, net	(22,223)	(19,568)
Other income and deductions, net	(4,134)	214
(LOSS) INCOME BEFORE INCOME TAXES	(9,063)	5,440
Income tax expense (benefit)	328	(515)
NET (LOSS) INCOME	(9,391)	5,955
Net income attributable to noncontrolling interest	(273)	(65)
NET (LOSS) INCOME ATTRIBUTABLE TO REGENCY ENERGY PARTNERS LP	$(9,664)	$5,890

Segment Financial and Operating Data

	Three Months Ended June 30,
	2010	2009
	($ in thousands)
Gathering and Processing Segment
Financial data:
Segment margin	$55,650	$58,378
Adjusted segment margin	61,244	55,650
Operating data:
Throughput (MMbtu/d)	1,032,377	984,718
NGL gross production (Bbls/d)	28,390	22,024

	Three Months Ended June 30,
	2010	2009
	($ in thousands)
Transportation Segment
Financial data:
Segment margin	$-	$160
Operating data:
Throughput (MMbtu/d)	-	-

	Three Months Ended June 30,
	2010	2009
	($ in thousands)
Transportation Segment - Haynesville Joint Venture
Financial data:
Segment margin	$43,897	$12,803
Operating data:
Throughput (MMbtu/d)	1,155,692	745,178

	Three Months Ended June 30,		Month Ended
	2010	2009	June 30, 2010
	($ in thousands)
Transportation Segment - MEP Joint Venture
Financial data:
Segment margin	$51,033	$8,613	$20,092
Operating data:
Throughput (MMbtu/d)	1,310,363	463,802	1,595,120

	Three Months Ended June 30,
	2010	2009
	($ in thousands)
Contract Compression Segment
Financial data:
Segment margin	$37,814	$35,800
Operating data:
Revenue generating horsepower	790,494	767,060
Average horsepower per revenue generating compression unit	853	846

	Three Months Ended June 30,
	2010	2009
	($ in thousands)
Corporate & Others
Financial data:
Segment margin	$ 5,461	$ 2,832

Reconciliation of Non-GAAP Measures to GAAP Measures

	Three Months Ended June 30,
	2010	2009	2008
	($ in thousands)
Net (loss) income	$(9,391)	$5,955	$9,903
Add (deduct):
Interest expense, net	22,223	19,568	16,782
Depreciation and amortization	29,604	26,236	26,476
Income tax expense (benefit)	328	(515)	(41)
EBITDA (1) (2)	$42,764	$51,244	$53,120
Add (deduct):
Non-cash loss (gain) from derivatives	9,854	(2,728)	17,484
Non-cash unit based compensation (3)	10,441	1,696	1,045
Loss (gain) on asset sales, net	29	651	442
Management services termination fee	-	-	-
Income from unconsolidated subsidiaries	(16,080)	(1,587)	-
Partnership's ownership interest in Haynesville Joint Venture's adjusted EBITDA (4)	16,333	3,281	-
Partnership's ownership interest in MEP Joint Venture's adjusted EBITDA (5)	8,424	-	-
Other expense, net	2,165	97	209
Adjusted EBITDA (6)	$73,930	$52,654	$72,300

(1) Earnings before interest, taxes, depreciation and amortization.

(2) EBITDA varies from previously disclosed amounts as a result of new accounting pronouncement that requires disclosing non-controlling interest in income separately on the face of the income statement.

(3) The Partnership added non-cash unit based compensation as a reconciling item from EBITDA to adjusted EBITDA. Previous comparative periods have been restated.

(4) 100% of Haynesville Joint Venture's Adjusted EBITDA is calculated as follows:
Net income Haynesville Joint Venture	$25,871	$4,177	$-
Add:
Depreciation and amortization	8,100	4,443	-
Interest expense	99	-	-
Loss on asset sales, net	-	13
Other expense, net	12	-	-
Haynesville Joint Venture's Adjusted EBITDA	$34,082	$8,633	$-

(5) 100% of MEP Joint Venture's Adjusted EBITDA is calculated as follows and represents the month ended June 30, 2010 as the Partnership acquired its 49.9 percent ownership interest on May 26, 2010:
Net income MEP Joint Venture	$8,068	$-	$-
Add:
Depreciation and amortization	5,383	-	-
Interest expense, net	3,431	-	-
MEP Joint Venture's Adjusted EBITDA	$16,882	$-	$-

(6) Adjusted EBITDA and Combined Adjusted EBITDA differs from previously disclosed amounts as a result of the inclusion of income from unconsolidated subsidiary to account for Regency's income from the Haynesville Joint Venture and the inclusion of non-cash unit based compensation as a reconciling item to Adjusted EBITDA.

Non-GAAP Adjusted Segment Margin to GAAP Net Income

	Three Months Ended June 30,
	2010	2009	2008
	($ in thousands)
Net (loss) income	$(9,391)	$5,955	$9,903
Add (Deduct):
Operation and maintenance	33,372	31,974	32,516
General and administrative	28,913	14,127	13,925
Loss (gain) loss on asset sales, net	29	651	442
Transaction expenses	-	-	147
Depreciation and amortization	29,604	26,236	26,476
Income from unconsolidated subsidiaries	(16,080)	(1,587)	-
Interest expense, net	22,223	19,568	16,782
Other income and deductions, net	4,134	(214)	(132)
Income tax expense (benefit)	328	(515)	(41)
Total Segment Margin (1)	93,132	96,195	100,018
Non-cash loss (gain) from derivatives	5,594	(2,728)	17,484
Adjusted Total Segment Margin (1)	98,726	93,467	117,502

Transportation Segment Margin (1) (2)	-	160	20,984

Contract Compression Segment Margin (1)	37,814	35,800	29,844

Corporate & Others Segment Margin (1)	5,461	2,832	764

Inter-segment Elimination	(5,793)	(975)	(118)
Adjusted Gathering and Processing Segment Margin (1)	$61,244	$55,650	$66,028

(1) Segment margin and adjusted segment margin vary from previously disclosed amounts due to functional reorganization of our segments as well as inter-segment eliminations.
(2) Transportation segment margin and adjusted transportation segment margin represent Regency's 100% ownership in RIGS prior to contribution of RIGS to the Haynesville Joint Venture.

Reconciliation of “cash available for distribution” to net cash flows provided by operating activities and to net income

Three Months Ended
June 30, 2010
($ in thousands)
Net cash flows provided by operating activities	$40,433
Add (deduct):
Depreciation and amortization, including debt issuance cost amortization	(31,304)
Income from unconsolidated subsidiaries	16,080
Derivative valuation change	(11,743)
Loss on asset sales, net	(29)
Unit based compensation expenses	(10,568)
Trade accounts receivables, accrued revenues, and related party receivables	(4,588)
Other current assets	(2,010)
Trade accounts payable, accrued cost of gas and liquids, related party payables and deferred revenues	(7,015)
Other current liabilities	10,014
Distributions received from unconsolidated subsidiaries	(8,920)
Other assets and liabilities	259
Net loss	$(9,391)
Add:
Interest expense, net	22,223
Depreciation and amortization	29,604
Income tax expense	328
EBITDA	$42,764
Add (deduct):
Non-cash loss from derivatives	9,854
Non-cash unit based compensation	10,441
Loss on asset sales, net	29
Income from unconsolidated subsidiaries	(16,080)
Partnership's ownership interest in Haynesville Joint Venture's adjusted EBITDA	16,333
Partnership's ownership interest in MEP Joint Venture's adjusted EBITDA	8,424
Other expense, net	2,165
Adjusted EBITDA	$73,930
Add (deduct):
Interest expense, excluding capitalized interest	(19,490)
Maintenance capital expenditures	(4,066)
Proceeds from asset disposal	43
Convertible preferred distribution	(1,945)
Partner contribution from ETE	7,436
Q2 distribution received from MEP Joint Venture in July	8,693
Joint venture adjustments (1)	(3,179)
Others	(189)
Cash available for distribution	$61,233

(1) Adjustments for the Partnership's share of the Haynesville Joint Venture's and MEP Joint Venture's adjustments between their respective adjusted EBITDA and cash available for distribution. Adjustments include interest expense, maintenance capital expenditures and the Haynesville Joint Venture's non-cash portion of the general and administrative management fee.